EXHIBIT 10.21


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                                CREDIT AGREEMENT

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                                    between

                           CHROMCRAFT REVINGTON, INC.

                                      and

                             WELLS FARGO BANK, N.A.


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                         Dated as of September 20, 2005

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SECTION 1. Definitions.........................................................1
         1.1. Defined Terms ...................................................1
         1.2. Rules of Construction ..........................................12
         1.3. Accounting Terms................................................12
SECTION 2. Credit.............................................................12
         2.1. Commitments.....................................................12
                  2.1.1. Revolving Commitment.................................12
         2.2. Interest........................................................13
                  2.2.1. Revolving Commitment.................................13
                  2.2.2. General..............................................13
         2.3. Payments of Principal and Interest. ............................13
                  2.3.1. Revolving Commitment.................................13
                  2.3.2. Method of Payment....................................13
                  2.3.3. Banking Day .........................................13
         2.4. Method of Advance...............................................14
                  2.4.1. Revolving Commitment.................................14
                  2.4.2. General..............................................14
         2.5. Procedures for Electing Optional Rates..........................14
         2.6. Fees............................................................16
                  2.6.1. Commitment Fee - Revolving Commitment................16
                  2.6.2. Closing Fee .........................................17
         2.7. Reductions of Revolving Commitment .............................17
         2.8. Issuance of Letters of Credit ..................................17
         2.9. Letters of Credit Fees..........................................18
         2.10. Reimbursement of Letters of Credit ............................18
         2.11. Use of Proceeds................................................19
SECTION 3. Guaranty...........................................................19
SECTION 4. Representations and Warranties.....................................20
         4.1. Organization; Corporate Powers..................................20
         4.2. Authority.......................................................20
         4.3. No Conflict.....................................................21
         4.4. Financial Statements ...........................................21
         4.5. No Material Adverse Change......................................21
         4.6. Taxes...........................................................21
                  4.6.1. Tax Examinations ....................................21
                  4.6.2. Payment of Taxes.....................................22
         4.7. Litigation; Loss Contingencies and Violations...................22
         4.8. Subsidiaries....................................................22
         4.9. Employee Benefits ..............................................22
         4.10. Accuracy of Information........................................24
         4.11. Material Agreements............................................24
         4.12. Compliance with Laws ..........................................24
         4.13. Assets and Properties .........................................24
         4.14. Insurance......................................................24

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         4.15. Environmental Matters..........................................24
         4.16. Solvency.......................................................25
         4.17. Indebtedness...................................................25
         4.18. Contracts of Surety ...........................................25
         4.19. Licenses.......................................................26
         4.20. Force Majeure .................................................26
         4.21. Margin Stock...................................................26
         4.22. Approvals......................................................26
         4.23. Regulation.....................................................26
         4.24. ESOP...........................................................26
         4.25. General........................................................26
         4.26. Supplemental Disclosure .......................................26
SECTION 5. Covenants..........................................................27
         5.1. Affirmative Covenants...........................................27
                  5.1.1. Financial Reporting..................................27
                  5.1.2. Good Standing .......................................28
                  5.1.3. Taxes, Etc...........................................29
                  5.1.4. Maintain Properties..................................29
                  5.1.5. Insurance ...........................................29
                  5.1.6. Books and Records ...................................29
                  5.1.7. Reports .............................................29
                  5.1.8. Licenses.............................................30
                  5.1.9. Notice of Material Adverse Change ...................30
                  5.1.10. Conduct of Business ................................30
                  5.1.11. Compliance with Laws ...............................30
                  5.1.12. Use of Proceeds.....................................30
                  5.1.13. Loan Payments.......................................30
                  5.1.14. Adjusted Consolidated Tangible Net Worth............30
                  5.1.15. Leverage Ratio .....................................30
                  5.1.16. Interest Coverage Ratio.............................31
                  5.1.17. Notice of Environmental Matters.....................31
                  5.1.18. Banking Accounts....................................31
                  5.1.19. ESOP................................................31
         5.2. Negative Covenants .............................................32
                  5.2.1. Dispose of Property..................................32
                  5.2.2. Further Encumber ....................................32
                  5.2.3. Dividends ...........................................33
                  5.2.4. Purchase Stock.......................................33
                  5.2.5. Borrowings...........................................33
                  5.2.6. Loans, Etc ..........................................33
                  5.2.7. Guarantees...........................................33
                  5.2.8. Merger, Acquisitions, Etc ...........................33
                  5.2.9. Change Name and Place of Business....................34
                  5.2.10. Accounting Policies ................................34
                  5.2.11. Change of Business..................................34

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                  5.2.12. Benefit Plans ......................................34
                  5.2.13. ESOP................................................34
                  5.2.14. Transactions with Affiliates........................35
                  5.2.15. Sales and Leasebacks................................35
                  5.2.16. Corporate Documents ................................35
                  5.2.17. Restrictive Agreements..............................35
SECTION 6. Conditions Precedent to Loans .....................................35
         6.1. Conditions to Initial Advance ..................................35
                  6.1.1. Authorization .......................................36
                  6.1.2. Loan Documents ......................................36
                  6.1.3. Guaranty.............................................36
                  6.1.4. Incumbency Certificates .............................36
                  6.1.5. Opinion of Counsel ..................................36
                  6.1.6. UCC Searches ........................................36
                  6.1.7. Regulation U.........................................36
                  6.1.8. Compliance Certificate ..............................36
                  6.1.9. Commitment Fees .....................................36
                  6.1.10. Termination of Existing Credit Agreement ...........36
                  6.1.11. Certificate of No Default ..........................37
                  6.1.12. Additional Documentation............................37
         6.2. Conditions to Subsequent Advances...............................37
                  6.2.1. No Default...........................................37
                  6.2.2. Representations and Warranties.......................37
                  6.2.3. Legal Matters .......................................37
                  6.2.4. Expenses ............................................37
         6.3. Special Conditions to Advances for Permitted Acquisitions.......37
                  6.3.1. Written Requests.....................................37
                  6.3.2. Acquisition Documents................................37
                  6.3.3. Representations of Target's Financial Statements ....38
                  6.3.4. Expenses ............................................38
         6.4. General.........................................................38
SECTION 7. Default............................................................38
SECTION 8. Remedy ............................................................40
         8.1. Acceleration ...................................................40
         8.2. Deposit to Secure Reimbursement Obligations ....................41
         8.3. Subrogation.....................................................41
         8.4. Preservation of Rights..........................................41
         8.5. Default Rate ...................................................41
SECTION 9. Benefit of Agreement; Assignment, Participations...................42
         9.1. Successors and Assigns..........................................42
         9.2. Participations..................................................42
                  9.2.1. Permitted Participants; Effect ......................42
                  9.2.2. Voting Rights .......................................42
                  9.2.3. Benefit of Setoff....................................43
         9.3. Assignments.....................................................43

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                  9.3.1. Permitted Assignments ...............................43
                  9.3.2. Effect; Effective Date ..............................43
         9.4. Dissemination of Information ...................................43
SECTION 10. General Provisions ...............................................44
         10.1. Waivers, Amendments and Remedies ..............................44
         10.2. Survival of Representations ...................................44
         10.3. Governmental Regulation .......................................44
         10.4. Taxes..........................................................44
         10.5. Choice of Law..................................................44
         10.6. Headings ......................................................44
         10.7. Entire Agreement ..............................................45
         10.8. Expenses ......................................................45
         10.9. Indemnification ...............................................45
         10.10. Confidentiality ..............................................46
         10.11. Giving Notice.................................................46
         10.12. Counterparts..................................................46
         10.13. Incorporation by Reference....................................47
         10.14. Time of Essence...............................................47
         10.15. No Joint Venture..............................................47
         10.16. Severability .................................................47
         10.17. Waiver of Setoff..............................................47
         10.18. Gender........................................................47
         10.19. Right of Setoff...............................................47
         10.20. Lender Not in Control.........................................47
         10.21. Additional Amounts Payable ...................................48
         10.22. Application of Proceeds.......................................48
         10.23. Relationship of Parties; Mutual Release of Consequential
                Damages.......................................................49
         10.24. Waiver of Jury Trial..........................................49




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                                CREDIT AGREEMENT
                                ----------------

         THIS CREDIT AGREEMENT, dated as of the 20th day of September, 2005, between CHROMCRAFT REVINGTON, INC., a Delaware corporation (the "Borrower"), and WELLS FARGO BANK, N.A., a national banking association (the "Lender"). The parties agree as follows:

                                   SECTION 1.
                                   ----------

                                  Definitions
                                  -----------

         1.1. Defined Terms. As used in this Agreement:

         "Adjusted Consolidated Tangible Net Worth" means, on any date of determination, the amount by which (a) Consolidated Net Worth exceeds (b) the sum of (i) all assets which would be classified as intangible assets under GAAP, including without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, operating permits, unamortized debt discount and expense, organization costs, and research and development costs, (ii) minority interests in subsidiaries, (iii) cash set apart and held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, and (iv) any revaluation or other write-up in book value of assets subsequent to the date hereof.

         "Adjusted LIBOR" means, for each LIBOR Loan, the rate per annum (rounded up, if necessary, to the nearest 1/16%) determined by the Lender to be equal to the quotient of (a) the LIBOR divided by (b) 1 minus the Reserve Requirement.

         "Advance" means a disbursement of proceeds of the Loans.

         "Affiliate" means, with respect to any Person, any other Person (a) directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such Person, and (b) that directly or indirectly owns more than Ten Percent (10%) of any class of the voting securities or Capital Stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Credit Agreement, as amended from time to time.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to, at Borrower's election, (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum, or (iii) the Daily LIBOR Rate plus the Applicable Margin for LIBOR Loans.

         "Alternate Base Rate Loan" means any Loan when and to the extent that the interest rate thereof is determined by reference to the Alternate Base Rate.

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         "Applicable Margin" and "Applicable Fee" is determined by reference to the following tables:

                                                     Applicable Margin
                               Applicable Margin  for Alternate Base Rate
Leverage Ratio                  for LIBOR Loans         Rate Loans
--------------                  ---------------         ----------
Greater than or equal
to 1.50 to 1.00                      1.25%                 0.00%

Less than 1.50 to 1.00
but greater than or equal
to 1.00 to 1.00                      1.00%                 0.00%

Less than 1.00 to 1.00               0.75%                 0.00%

                                Applicable Fee         Applicable Fee
                              for Standby Letters      for Commitment
Leverage Ratio                    of Credit                 Fee
--------------                    ---------                 ---
Greater than or equal
to 1.5 to 1.00                       1.25%                 0.25%

Less than 1.50 to 1.00
but greater than or equal
to 1.00 to 1.00                      1.00%                 0.20%

Less than 1.00 to 1.00               0.75%                 0.15%

The Applicable Margin and the Applicable Fee shall initially be determined based on a Leverage Ratio as determined by Borrower's Financial Statements as of the fiscal quarter ended July 2, 2005. The Applicable Margin and Applicable Fee shall be subject to adjustment quarterly commencing with Borrower's Financial Statements as of the fiscal quarter ending October 1, 2005. Adjustments, if any, to the Applicable Margin and the Applicable Fee shall be effective three (3) Banking Days after the Lender has received Borrower's Financial Statements delivered to the Lender pursuant to Section 5.1.1 hereof for the immediately preceding fiscal quarter. In the event the Lender has not received the required Financial Statements pursuant to Section 5.1.1 hereof within the time periods provided therein, the maximum Leverage Ratio and the highest Applicable Margin and Applicable Fee set forth in the foregoing tables shall be conclusively presumed to be correct until three (3) Banking Days after the applicable Financial Statements are so delivered. In no event shall the Applicable Margin and the Applicable Fee be adjusted downward if there exists a Default on the date on which such downward adjustment would otherwise become effective until such time as the Default has been cured, waived or ceases to exist. The provisions of this definition are not intended to, and shall not be construed to, authorize any violation by Borrower of Section 5.1.16 hereof or to constitute a waiver thereof or any commitment by the Lender to waive any violation by Borrower of Section 5.1.16 hereof.

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         "Authorized Officer" means any officer or employee of Borrower whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement are evidenced by (a) a certified copy of an appropriate resolution of the Board of Directors of Borrower, or (b) a written authorization specifying an employee of Borrower signed by an Authorized Officer.

         "Banking Day" means a day on which the principal domestic office of the Lender is open for the purpose of conducting substantially all of its business activities, and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in U.S. dollar deposits are carried on in the London interbank market and Lender is open for business in London.

         "Borrower" shall have the meaning ascribed in the first paragraph of this Agreement.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interest, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Capitalized Lease" means any lease of property which would be capitalized on a balance sheet of a Person prepared in accordance with GAAP.

         "Capitalized Lease Obligations" means the amount of the obligations of a Person under Capitalized Leases which would be shown as liabilities on a balance sheet of such Person prepared in accordance with GAAP.

         "Change in Control" means, and shall be deemed to have occurred if, (a) any Person or group of Persons (other than (i) Borrower, (ii) any Subsidiary of Borrower, (iii) any employee or director benefit plan or stock plan of Borrower [including the ESOP] or a Subsidiary of Borrower or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than Twenty-Five Percent (25%) of the combined voting power represented by the outstanding voting shares of Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of Borrower (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Borrower, or (c) Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of Borrower is reclassified or changed into or exchanged for cash, securities or other property.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated thereunder.

         "Commitment Fee" means the fee required to be paid by Borrower pursuant to Section 2.6.1 hereof.

         "Compliance Certificate" means a Compliance Certificate, in the form attached hereto as Exhibit A, duly executed by the chief executive officer or chief financial officer of Borrower.

         "Consolidated Net Worth" means the excess of Borrower's consolidated total assets over Borrower's Consolidated Total Liabilities, each determined in accordance with GAAP and as shown on the balance sheets furnished to the Lender from time to time pursuant to Section 5.1.1 hereof.

         "Consolidated Total Liabilities" means the consolidated total liabilities of Borrower and its Subsidiaries, determined in accordance with GAAP and as shown on the Financial Statements furnished to the Lender from time to time pursuant to Section 5.1.1 hereof.

         "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental Laws.

         "Contingent Obligation", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise but excluding any supply contract obligations arising in the ordinary course of business) arising through or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

         "Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "Daily LIBOR Rate" means, for each applicable Alternate Base Rate Loan, the rate per annum (rounded up, if necessary, to the nearest 1/8%) determined by the Lender to be equal to the quotient of (a) the Base LIBOR divided by (b) 1 minus the Reserve Requirement. For purposes of this definition, "Base LIBOR" means the rate per annum for United States dollar deposits quoted by the Lender as of 10:00 a.m. on each Business Day as the "Inter-Bank Market Offered Rate", with the understanding that such rate is quoted by the Lender for the purpose of

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

calculating effective rates of interest for loans making reference thereto, for the delivery of funds on such Business Day for a period of time equal to one (1) day in an amount equal to the applicable Alternate Base Loan. Borrower understands and agrees that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its sole discretion deems appropriate including, but not limited to, the rate offered for United States dollar deposits on the London Inter-Bank Market. The Daily LIBOR Rate shall adjust daily pursuant to any change in the rate announced internally by the Lender.

         "EBITDAE" means, with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, income taxes paid or accrued, plus (c) interest expense, plus (d) to the extent deducted in determining Net Income, depreciation and amortization, plus (e) to the extent deducted in determining Net Income, ESOP Compensation; in each instance determined for the trailing four (4) quarter period ending on the date of determination.

         "Employee Benefit Plans" shall have the meaning ascribed in Section 4.9 hereof.

         "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning the protection of, or regulation of the discharge of substances into, the environment or concerning the health or safety of persons with respect to environmental hazards, and includes, without limitation, the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 7401 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. Sections 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., and any similar or implementing state law, and all amendments, rules, and regulations promulgated thereunder.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with Borrower would be treated as a single employer under ERISA.

         "ESOP" means the employee stock ownership plan and trust established pursuant to the ESOP Plan.

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

         "ESOP Compensation" means Borrower's compensation expense determined in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6.

         "ESOP Loan" means the Twenty Million Dollar ($20,000,000) loan from Borrower to the ESOP to be used to acquire qualifying employer securities of Borrower.

         "ESOP Plan" means the Chromcraft Revington, Inc. Employee Stock Ownership Plan adopted by Borrower effective January 1, 2002 and the Chromcraft Revington, Inc. Employee Stock Ownership Trust effective January 1, 2002.

         "Facilities" means the Revolving Commitment, the Letters of Credit, and any other credit facility provided by the Lender from time to time pursuant to this Agreement.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations at approximately 10:00 A.M. (Chicago time) on such day on such transactions received by the Lender from three (3) Federal funds brokers of recognized standing selected by the Lender in its sole discretion (rounded upward, if necessary, to the nearest 1/16%).

         "Financial Statements" means, as the context may require, (a) the consolidated balance sheets of Borrower and its Subsidiaries as of July 2, 2005 and their consolidated statements of income and retained earnings and consolidated statement of cash flows for the periods then ended, and (b) the consolidated financial statements of Borrower and its Subsidiaries furnished from time to time pursuant to Section 5.1.1 hereof; in all cases, together with any accompanying notes thereto, and any other documents or data furnished in connection therewith, prepared in accordance with the terms and limitations as set forth in Section 4.4 hereof.

         "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the Financial Accounting Standards Board and recognized and interpreted by the American Institute of Certified Public Accountants.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof, whether federal, state, local or foreign.

         "Gross Negligence" means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

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         "Guarantors" means, jointly and severally, Chromcraft Corporation,
Peters-Revington Corporation, Silver Furniture Co., Inc., Silver Furniture Manufacturing Co., Inc., CRI Capital Corporation, Korn Industries, Incorporated, CRI Corporation-Sumter, Cochrane Furniture Company, Inc., CRI Realty Company, LLC and any other Subsidiaries of Borrower from time to time.

         "Guaranty" means the Subsidiary Guaranty, in substantially the form of Exhibit C hereto, duly executed by each of the Guarantors to the Lender in connection with the Obligations, including any modification or replacement thereof.

         "Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but to limited to, dollar-endorsement or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         "Indebtedness" of any Person means, without duplication, such Person's
(a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade or otherwise consistent with such Person's past practices), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or products from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit and (h) Hedging Obligations. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

         "Interest Coverage Ratio" means, with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDAE divided by (b) interest expense; in each case determined for the trailing four (4) quarter period ending on the date of determination. The Interest Coverage Ratio shall be determined in accordance with GAAP as shown in the Financial Statements.

         "Lender" has the meaning ascribed in the first paragraph of this Agreement.

         "Letters of Credit" means standby and commercial letters of credit, now or hereafter issued by the Lender, from time to time, at the request of, and for the account of, Borrower and issued on behalf of Borrower or a Guarantor pursuant to Section 2.8 hereof.

         "Letter of Credit Applications" means, collectively, each Application for Standby Letter of Credit and each Application and Agreement for Irrevocable Letter of Credit, in the forms prescribed by the Lender, duly executed by Borrower in favor of the Lender, from time to time, to govern a Letter of Credit, as any of the same may be amended from time to time.

         "Leverage Ratio" means, with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) all interest-bearing Indebtedness (including Capitalized Lease Obligations but excluding any letters of credit), divided by (b) EBITDAE. The Leverage Ratio shall be determined in accordance with GAAP and as shown in the Financial Statements.

         "LIBOR" means, with respect to each LIBOR Advance for the relevant LIBOR Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, (a) if Reuters Screen FRBD is not available to the Lender for any reason, the applicable LIBOR for the relevant LIBOR Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such LIBOR Interest Period, and (b) if no such British Bankers' Association Interest Settlement Rate is available to the Lender, the applicable LIBOR for the relevant LIBOR Interest Period shall instead be the rate determined by the Lender to be the rate at which Lender or one of its affiliate banks offers to place deposits in U.S. dollars with first-class lenders in the London interbank market at approximately 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such LIBOR Interest Period, in the appropriate amount of Lender's relevant LIBOR Advance and having a maturity approximately equal to such LIBOR Interest Period.

         "LIBOR Interest Period" means, with respect to a LIBOR Advance, a period of one (1), two (2), three (3) or six (6) months commencing on a Banking Day selected by Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on the day which corresponds numerically to such date one (1), two
(2), three (3) or six (6) months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second (2nd), third (3rd) or sixth (6th) succeeding month, such LIBOR Interest Period shall end on the last Banking Day of such next, second (2nd), third (3rd) or sixth (6th) succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Banking Day, such LIBOR Interest Period shall end on the next succeeding Banking Day, provided, however, that if said next succeeding Banking Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Banking Day.

         "LIBOR Loans" means any Loan when and to the extent that the interest rate thereof is determined by reference to the Adjusted LIBOR.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan Documents" means this Agreement, the Note, the Guaranty, any Letter of Credit Applications, and any other documents or instruments now or hereafter executed and delivered by or on behalf of Borrower to the Lender to evidence, govern or secure the Obligations.

         "Loans" means the Revolving Loans.

         "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower, or Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, or (c) the ability of the Lender to enforce in any material respect the Obligations.

         "Net Income" means, for any period, the consolidated net income of Borrower after deductions for income taxes determined in accordance with GAAP, plus any non-cash restructuring charges (net of income tax benefit) incurred by the Borrower and its Subsidiaries in the normal course of business to the extent that any such charges were deducted in computing the consolidated net income, and as shown on Borrower's consolidated Financial Statements furnished to the Lender pursuant to Section 5.1.1 hereof.

         "Note" means the Revolving Note.

         "Obligations" means all of the unpaid principal amount of, and accrued interest on, the Note, actual and contingent reimbursement obligations under the Letters of Credit, all commitment fees, Letter of Credit fees, all other obligations and liabilities of Borrower to the Lender in connection with the Facilities of every type and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, or otherwise arising under the Loan Documents whether or not contemplated by Borrower or the Lender as of the date hereof, including, without limitation, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorneys' fees.

         "Optional Rate" means a rate selected by Borrower to be calculated by reference to the Adjusted LIBOR.

         "Participants" shall have the meaning ascribed thereto in Section
10.2.1 hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

         "Permissible Increment" means a minimum principal amount of Ten Thousand Dollars ($10,000) and minimum increments of One Thousand Dollars ($1,000) above Ten Thousand Dollars ($10,000).

         "Permitted Encumbrances" means (a) Liens for taxes or assessments which are not yet due, Liens for taxes or assessments or Liens of judgments which are being contested, appealed or reviewed in good faith by appropriate proceedings which prevent foreclosure of any such Lien or levy of execution thereunder and against which Liens, if any, adequate insurance or reserves have been provided;
(b) pledges or deposits to secure payment of workers' compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes; (c) any Liens and other security interests in favor of the Lender under the Loan Documents; (d) Liens imposed by law, such as carrier's, warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due; (e) utility easements, building restrictions, zoning ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of a Person; (f) lessors' interests under Capitalized Leases; (g) Liens encumbering only assets not constituting current assets and securing Indebtedness of Borrower and its Subsidiaries not exceeding in the aggregate Ten Percent (10%) of Borrower's Adjusted Consolidated Tangible Net Worth at any one time outstanding; and (h) those further encumbrances (if any) shown on Schedule I hereto.

         "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Governmental Authority.

         "Prepayment Premium" means the excess, if any, determined by the Lender of (a) the present value, at the time of prepayment, of the interest payments which would have been payable on account of an amount prepaid from the date of prepayment until the end of the period during which interest would have accrued at the Optional Rate, but for prepayment, less (b) the present value at the time of a prepayment of interest payments calculated at the Reinvestment Rate. The discount rate used by the Lender in determining such present value calculations shall be the Reinvestment Rate.

         "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by the Lender as its "prime rate" (which is not necessarily the lowest rate charged to any customer), as adjusted on the effective date of each change in such established and quoted rate, provided that such prime rate shall not necessarily be representative of the rate of interest actually charged by the Lender on any loan or class of loans.

         "Qualified Investments" means (a) short term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by Standard & Poor's Corporation or P-1 or better by Moody's Investors Service, Inc., (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by commercial lenders having capital and surplus in excess of One Hundred Million Dollars ($100,000,000).

         "Reinvestment Rate" means a rate which the Lender estimates, at the time of a prepayment, it would receive upon reinvesting the principal amount of the prepayment in an obligation which presents a credit risk substantially similar (as determined in accordance with the commercial credit rating system then used by the Lender) to that which is then presented by the LIBOR Loans for a period approximately equal to the balance of the period during which interest would accrue on the amount of LIBOR Loans prepaid, but for prepayment.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

         "Reserve Requirement" means, for any LIBOR Loan for any LIBOR Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves, including any marginal, supplemental, or emergency reserves, are required to be maintained during such LIBOR Interest Period under Regulation D by member lenders of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Lender against any category of liabilities that includes deposits by reference to which the Adjusted LIBOR is to be determined or any category or extension of credit or other assets that includes LIBOR Loans.

         "Revolving Commitment" means $35,000,000.

         "Revolving Commitment Period" means the period from the date hereof until September 20, 2008.

         "Revolving Loans" means the advances and loans made by the Lender to Borrower under Section 2 hereof pursuant to the Revolving Commitment, including any extensions or renewals thereof.

         "Revolving Note" means the Credit Note, substantially in the form of Exhibit B hereto, duly executed by Borrower to the Lender to evidence the Revolving Loans, including any and all renewals, extensions, replacements and modifications thereof.

         "Solvent" means, when used with respect to any Person, that at the time of determination:

         (a) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

         (b) it is then able and expects to be able to pay its debts as they mature; and

         (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or mature liability.

         "Subordinated Debt" means any Indebtedness of Borrower that is subordinated to the full, final and irrevocable payment of the Obligations in form and substance acceptable to the Lender.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Borrower.

         "Target" shall have the meaning ascribed thereto in Section 6.3.1 hereof.

         "Transferee" shall have the meaning ascribed in Section 10.4 hereof.

         "Unmatured Default" means any event which with notice, or lapse of time or both, would constitute a Default.

         1.2. Rules of Construction. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section clause in which such term appears.

         1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the Financial Statements.

                                   SECTION 2.
                                   ----------

                                     Credit
                                     ------

         2.1. Commitments.

         2.1.1. Revolving Commitment. Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Loans to Borrower from time to time during the Revolving Commitment Period in a principal amount not in excess of the unborrowed portion of the Revolving Commitment on the borrowing date. No requested Revolving Loan Advance shall cause the aggregate outstanding balance of the Revolving Loan Advances plus the face amounts of outstanding Letters of Credit and unreimbursed drawings thereunder to exceed the aggregate Revolving Commitment. During the

Revolving Commitment Period, Borrower may use the Revolving Commitment by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans made by the Lender pursuant hereto shall be evidenced by the Revolving Note.

         2.2. Interest.

         2.2.1. Revolving Commitment. Prior to maturity or Default, the principal amount of the Revolving Loans outstanding from time to time shall bear interest at a rate per annum equal to the Alternate Base Rate, except that at the option of Borrower, exercised as provided in Section 2.5 hereof, interest may accrue prior to maturity on any Permissible Increment of outstanding Advances of the Revolving Loans at a per annum rate equal to the Adjusted LIBOR plus the Applicable Margin. At the expiration of each LIBOR Interest Period on such Permissible Increment, unless Borrower selects an Optional Rate as provided in Section 2.5 hereof, interest on such Permissible Increment shall again accrue at the Alternate Base Rate.

         2.2.2. General. Interest shall be due and payable for the exact number of days principal is outstanding and shall be calculated on the basis of a three hundred sixty (360) day year. Any change in the interest rates occasioned by a change in the Alternate Base Rate shall be effective on the same day as the change in the Alternate Base Rate. Notwithstanding Section 8.5 hereof, the Lender may allow the election of an Optional Rate under Section 2.5(a) hereof while there exists a Default, after the maturity of any Facility, whether by acceleration or otherwise, and while and so long as there shall exist any uncured Default under any Facility, the Facilities shall bear interest at a per annum rate equal to Three Percent (3%) above the otherwise applicable rates.

         2.3. Payments of Principal and Interest.

         2.3.1. Revolving Commitment. Interest only on the outstanding Advances of the Revolving Loans from time to time shall be due and payable throughout the term of the Revolving Commitment (a) on the first day of each calendar month with respect to each Alternate Base Rate Loan, and (b) on the last day of an applicable LIBOR Interest Period with respect to each LIBOR Loan and, in the case of a LIBOR Interest Period greater than three (3) months, at three (3) month intervals after the first day of such LIBOR Interest Period. The entire principal balance of the Revolving Loans, together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith, shall be due and payable on September 20, 2008.

         2.3.2. Method of Payment. All payments of principal and interest hereunder shall be made by Borrower to the Lender at its offices in Indianapolis, Indiana by 12:00 Noon (Indianapolis time) on the date when due.

         2.3.3. Banking Day. If any installment of principal or interest provided herein becomes due and payable on a date other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Banking Day, and interest shall be payable during such extension of maturity.

         2.4. Method of Advance.

         2.4.1. Revolving Commitment. As Borrower desires to obtain Revolving Loans hereunder, Borrower shall give the Lender notice of Borrower's intention to borrow pursuant to the Revolving Commitment by not later than 11:00 a.m. (Indianapolis time), on the proposed Banking Day of borrowing, subject to
Section 2.5 hereof with respect to Optional Rate Advances and subject to compliance with Section 6.3 hereof. Each request once received by the Lender shall be irrevocable, subject to Section 2.5(h) hereof. Such notice may be made orally by an Authorized Officer, or upon a request transmitted to the Lender by telex, facsimile machine or other form of written electronic communication and signed by an Authorized Officer. The Lender may rely, without further inquiry, on all such requests which shall have been received by it in good faith by anyone reasonably believed to be an Authorized Officer. The Lender may require telephonic or other oral requests to be followed immediately by a written request. Each request shall in and of itself constitute a representation and warranty on behalf of Borrower that no Default or Unmatured Default has occurred and is continuing or would result from the making of the requested Advance and that the requested Advance shall not cause the principal balance of the Revolving Loans to exceed the aggregate Revolving Commitment. The aggregate principal amount of Revolving Loans (other than Revolving Loans made by payment of Letters of Credit) made on any borrowing date shall be in Permissible Increments.

         2.4.2. General. All Advances by the Lender and payments by Borrower shall be recorded by the Lender on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon shall be determined from the books and records of the Lender. The books and records of the Lender shall be presumed prima facie correct as to such matters.

         2.5. Procedures for Electing Optional Rates. Optional Rates may be elected only in accordance with the following procedures and subject to the other conditions contained in this Agreement:

         (a) No Optional Rate may be elected at any time a Default exists and unless the Lender otherwise agrees in writing, no Optional Rate may be elected at any time an Unmatured Default exists.

         (b) Borrower shall notify the Lender of its election or renewal of an Optional Rate prior to 11:00 a.m. (Indianapolis time) not less than three (3) Banking Days prior to the commencement of a LIBOR Interest Period, specifying
(i) the election or renewal date, (ii) the amount of the Loan (or Loans taken together) elected or renewed which amount shall be in a Permissible Increment, and (iii) the duration of the LIBOR Interest Period selected to apply thereto.

         (c) An election of an Optional Rate may be communicated by telephone or by telex, facsimile machine or other form of written electronic communication, or by a writing delivered to the Lender. Borrower shall confirm in writing any election communicated by telephone. The Lender shall be entitled to rely on any verbal communication of the election of an Optional Rate which is received by a designated employee of the Lender from anyone reasonably believed in good faith by such employee to be authorized.

         (d) Not more than Six (6) Optional Rate Advances may be selected at any one time to apply to outstanding Advances.

         (e) Notwithstanding any other provision of this Agreement, in the event that the Lender determines (which determination if made in good faith shall be conclusive and binding upon Borrower) that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR for any LIBOR Interest Period at a time when LIBOR Loans are outstanding, or quotations of interest rate for the relevant deposits referred to in definition of the Adjusted LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest on a LIBOR Loan as provided herein, or if the Lender determines (which determination if made in good faith shall be conclusive) that the relevant rates of interest referred to in the definition of the Adjusted LIBOR upon the basis of which the rate of interest for any such type of Loan is to be determined, to not accurately cover the cost to the Lender of making or maintaining such types of Loans, the Lender shall forthwith give notice of such determination, confirmed in writing, to Borrower. If such notice is given, (i) the obligation of the Lender to make LIBOR Loans shall be suspended until the Lender notifies Borrower that the circumstances giving rise to such suspension no longer exists, and (ii) the then outstanding principal amount of each LIBOR Loan shall be converted, on the last day of the then current LIBOR Interest Period applicable to such Loan, to an Alternate Base Rate Loan (subject to selection of any other permitted Optional Rate hereunder, subject to the provisions of Sections 2.2 and 2.5 hereof).

         (f) If any law or any governmental regulation, guideline or order or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any central bank or other Governmental Authority whether or not having the force of law (i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, the Lender (other than requirements expressly included herein in the determination of the applicable Optional Rate hereunder), or (ii) imposes upon the Lender any other condition or expense with respect to this Agreement, or the making, maintenance or funding of any part of the proceeds of an Optional Rate Advance or any security therefor; and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense upon the Lender with respect to the outstanding balance of the Loans bearing interest at an Optional Rate or the making, maintenance or funding of any part thereof by an amount which the Lender deems to be material (the Lender being deemed for this purpose to have made, maintained or funded the proceeds of an Optional Rate Advance from certificates of deposit), the Lender shall from time to time notify Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Lender (which determination if made in good faith shall be conclusive and binding upon Borrower) to be necessary to compensate the Lender for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by Borrower to the Lender ten (10) Banking Days after such notice is given. A certificate as to the amount of such increase in cost, reduction in income or additional expense delivered by the Lender to Borrower shall be conclusive as to such amount due and payable.

         (g) Any payment of the outstanding principal balance of a LIBOR Loan on a day other than the last day of the corresponding LIBOR Interest Period (whether or not such payment is mandatory or automatic and whether or not such payment is then due) shall be subject to contemporaneous payment of the Prepayment Premium if, at the time of prepayment, the Reinvestment Rate is less than the Adjusted LIBOR plus the Applicable Margin. If at the time of any voluntary or mandatory prepayment of any portion of the principal of any Loan, then any prepayment of principal will be applied first to the portion of a Loan or Loans on which interest accrues by reference to the Alternate Base Rate and next to the portion or portions at which interest accrues by reference to the Adjusted LIBOR.

         (h) In addition to the compensation required by Section 2.5 (f) and (g) hereof, Borrower shall indemnify the Lender (on a net basis) against any loss or expense (including loss of margin) which the Lender has sustained or incurred as a consequence of any attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any notice stated herein to be irrevocable (the Lender having in its sole discretion the option (a) to give effect to such attempted revocation and obtain indemnity under this Section 2.5(h), or (b) to treat such attempted revocation as having no force or effect, as if never made). If the Lender sustains or incurs any such loss or expense it shall notify Borrower of the amount determined in good faith by the Lender (which determination shall be presumed to be correct) to be necessary to indemnify the Lender for such loss or expense. Such amount shall be due and payable by Borrower to the Lender ten (10) Banking Days after such notice is given.

         2.6. Fees.

         2.6.1. Commitment Fee - Revolving Commitment. Borrower shall pay to the Lender, a Commitment Fee equal to the Applicable Fee on the average daily unborrowed portion of the Revolving Commitment from the date hereof to and including the termination of the Revolving Commitment Period, which fee shall be due and payable quarterly in arrears, within fifteen (15) days of receipt of an invoice therefor. [As a point of clarification, issued Letters of Credit pursuant to this Agreement shall be considered borrowings for calculation of the Commitment Fee.] Such Commitment Fee shall be calculated on the basis of the actual number of days elapsed and a Three Hundred Sixty (360) day year.

         2.6.2. Closing Fee. Borrower shall pay the Lender a fee on or before closing in the amount set forth in the commitment letter between Borrower and the Lender dated as of July 7, 2005.

         2.7. Reductions of Revolving Commitment. Borrower may permanently reduce the Revolving Commitment in whole, or in part in integral multiples of One Million Dollars ($1,000,000), upon at least three (3) Banking Days' written notice to the Lender, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Revolving Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Loan Advances plus the face amount of any outstanding Letters of Credit and unreimbursed drawings thereunder.

         2.8. Issuance of Letters of Credit. Subject to the terms and conditions hereof, the Lender agrees, upon receipt of a completed and executed proper application, to issue from time to time during the Revolving Commitment Period, commercial and standby Letters of Credit for the account of Borrower. The Letters of Credit shall not be payable to the beneficiary thereof less than One
(1) Banking Day after presentment for payment. The commercial Letters of Credit shall have an expiration date not later than the earlier of six months from the date of issuance or one day before the expiration of the Revolving Commitment Period. The standby Letters of Credit shall have an expiration date not later than one day before the expiration of the Revolving Commitment Period. The aggregate of the Letters of Credit outstanding plus the aggregate amount of unreimbursed drawings under the Letters of Credit shall not exceed Ten Million Dollars ($10,000,000). The amount of any Letter of Credit outstanding at any time for all purposes hereof shall be the maximum amount which could be drawn thereunder under any circumstances from and after the date of determination. Each Letter of Credit issued pursuant to this Agreement and each unreimbursed drawing thereunder shall count against and reduce the Revolving Commitment by the amount of such Letter of Credit outstanding unless and until such Letter of Credit expires by its terms or otherwise terminates or the amount of a drawing thereunder is reimbursed, in which event the Revolving Commitment shall be reinstated by the amount of such Letter of Credit or the amount of such reimbursement, as the case may be. Each such Letter of Credit shall conform to the general requirements of the Lender for the issuance of such credits, as to form and substance, shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and shall be a letter of credit which the Lender may lawfully issue. Each payment of a Letter of Credit by the Lender shall be reimbursed by Advances under the Revolving Commitment evidenced by the Revolving Note. If and to the extent a drawing is at any time made under any Letter of Credit, the Lender shall notify Borrower of such draw and Borrower agrees to pay to the Lender immediately and unconditionally upon demand for reimbursement, in lawful money of the United States, an amount equal to each amount which shall be so drawn, together with interest from the date of such drawing to and including the date such payment is reimbursed to the Lender or converted to Revolving Commitment as provided herein. Until demand for reimbursement, such interest shall be calculated at a variable rate per annum equal to the Alternate Base Rate, and interest shall be calculated after such demand at a variable rate per annum equal to the Alternate Base Rate plus Three Percent (3%). All such interest shall be calculated on the basis that an entire year's interest is earned in Three Hundred Sixty (360) days. Borrower hereby irrevocably authorizes the Lender to refinance, without notice to Borrower, the reimbursement Obligation of Borrower arising out of any such drawing into Revolving Loans, evidenced by the Revolving Note and for all purposes under, on and subject to the terms and conditions of this Agreement, but without regard to the conditions precedent to making an Advance under the Revolving Commitment or to any requirement of this Agreement that each Revolving Loan be in a minimum amount or multiple; provided, however, that an Advance under the Revolving Commitment in spite of Borrower's failure to satisfy any conditions precedent to making an Advance shall not constitute a waiver of any Default by the Lender. This Agreement and the other Loan Documents shall supersede any terms of any letter of credit applications or other documents which are irreconcilably inconsistent with the terms hereof or thereof.

         2.9. Letters of Credit Fees. Borrower agrees to pay to the Lender, Letter of Credit fees of One-Eighth Percent (1/8%) of the face amount of each commercial Letter of Credit (subject to a minimum fee in each case of Fifty Dollars ($50) and the Applicable Fee per annum of the face amount of each standby Letter of Credit at the time of issuance. Borrower shall also pay a negotiating fee equal to One-Eighth Percent (1/8%) for drafts of commercial Letters of Credit presented for payment (subject to a minimum fee in each case of Fifty Dollars ($50). The Lender shall also be entitled to charge to Borrower and retain its standard and customary fees for the issuance of standby Letters of Credit, which fees shall be due and payable upon such issuance. Upon not less than one (1) day prior notice from the Lender, Borrower authorizes the Lender to collect such fees by deducting the amount thereof from the deposit account of Borrower.

         2.10. Reimbursement of Letters of Credit. The obligation of Borrower to reimburse any drawing under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under all circumstances, whatsoever, including, without limitation, the following:

         (a) any lack of validity or enforceability of any Letter of Credit, or any Loan Document;

         (b) any amendment or waiver of or consent to departure from the terms of any Loan Document;

         (c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the beneficiary or any Letter of Credit, any transferee of any Letter of Credit, the Lender or any other Person, whether in connection with the Loan Documents, such Letter of Credit, or any unrelated transaction;

         (d) any statement, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

         (e) the surrender or impairment of any security for the performance or observance of the terms of the Loan Documents or such Letter of Credit; or

         (f) any circumstance, happening or admission whatsoever, whether or not similar to any of the foregoing, including, without limitation, those matters described below.

The parties benefited by any Letter of Credit shall be deemed to be the Lender, and except as expressly set forth herein, Borrower assumes all risks for its acts, omissions, or misrepresentations. Neither the Lender nor any of its affiliates or correspondents shall be responsible for the validity, sufficiency, truthfulness or genuineness of any document required to draw under any Letter of Credit even if such document should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged, provided only that the document appears on its face to be in accordance with the terms of the Letter of Credit. The Lender, its affiliates and correspondents shall not be responsible for any failure of any draft to bear reference or adequate reference to the applicable Letter of Credit or for the failure of any Person to note the amount of any draft on any Letter of Credit or to surrender or take up any Letter of Credit, each of which provisions may be waived by the Lender, or for errors, omissions, interruptions, or delays in transmission or delivery of any messages or documents. Without limiting the generality of the foregoing, Borrower agrees that any action taken by the Lender or any of its affiliates or correspondents under or in connection with any Letter of Credit shall be binding upon Borrower and shall not put the Lender or any such affiliates or correspondents under any such resulting liability to Borrower except in the case of gross negligence or willful misconduct. The Lender shall not be liable for consequential damages or for any action or failure to take action under or in connection with any Letter of Credit except for any such action or failure to take action which constitutes gross negligence or willful misconduct. The Lender is expressly hereby authorized to honor any request for payment which is made under or in compliance with the terms of any Letter of Credit without regard to and without any duty on its part to inquire into the existence of any disputes or controversies between Borrower and any beneficiary of any Letter of Credit or any other Person or into respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under any Letter of Credit are true and correct. No Person, other than the parties hereto, shall have any rights of any nature under this Agreement or by reason hereof. In no event shall the Lender's reliance and payment against documents presented under a Letter of Credit appearing on its face to substantially comply with the terms thereof be deemed to constitute gross negligence or willful misconduct.

         2.11. Use of Proceeds. The proceeds of Advances under the Revolving Commitment shall be used (i) to refinance existing indebtedness, (ii) to support working capital needs of Borrower and its Subsidiaries, (iii) to fund capital expenditures and needs, (iv) to purchase or repurchase the common stock of the Borrower, and (v) for other general corporate purposes not expressly prohibited by this Agreement.

                                   SECTION 3.
                                   ----------

                                    Guaranty
                                    --------

The Obligations of Borrower shall be unconditionally, jointly and severally guaranteed by the Guarantors pursuant to their respective Guaranty. In addition, any Subsidiary, created or acquired hereafter by Borrower or a Guarantor, shall execute and deliver to the Lender, upon the earlier of such acquisition or capitalization of such Subsidiary but in any event not later than the date Borrower obtains an Advance to be used in connection with, or related to, such Subsidiary, a Guaranty substantially in the form of Exhibit C hereto.

                                   SECTION 4.
                                   ----------

                         Representations and Warranties
                         ------------------------------

In order to induce the Lender to enter into this Agreement and to make Loans in accordance with the terms and provisions of this Agreement to its Revolving Commitment, and to issue Letters of Credit, Borrower represents and warrants to the Lender, which representations and warranties will survive the delivery of the Note, the making of the Loans and the establishment of the Facilities, that:

         4.1. Organization; Corporate Powers. Borrower and each of its Subsidiaries (a) is a corporation or limited liability company duly organized, validly existing and in existence under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation or a limited liability company and is in good standing under the laws of each jurisdiction except where such failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect, and (c) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

         4.2. Authority.

         (a) Borrower and each of its Subsidiaries has the requisite power (corporate or otherwise) and authority to execute, deliver and perform each of the Loan Documents.

         (b) The execution, delivery and performance of each of the Loan Documents which have been executed as required by this Agreement or otherwise on or prior to the date hereof and to which Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors or managers and, if necessary, the shareholders or members of Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate action or proceedings on the part of Borrower or its Subsidiaries are necessary to consummate such transactions.

         (c) Each of the Loan Documents to which Borrower or any of its Subsidiaries is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Lender pursuant to Section 6.1 hereof without the prior written consent of the Lender, and Borrower and its

         Subsidiaries have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the date hereof, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

         4.3. No Conflict. The execution, delivery and performance of each of the Loan Documents to which Borrower or any of its Subsidiaries is a party do not and will not (a) conflict with the certificate or articles of incorporation, articles of organization, by-laws, or operating agreement of Borrower or any such Subsidiary, (b) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule or regulation of any Governmental Authority or Contractual Obligation of Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (c) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of Borrower or any such Subsidiary, other than Liens permitted by the Loan Documents, or (d) require any approval of Borrower's or any such Subsidiary's shareholders or members except such as have been obtained.

         4.4. Financial Statements. The Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the Financial Statements do not include all of the information and footnotes required by GAAP for complete financial statement presentation; provided that all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the Financial Statements. Any balance sheets included within the Financial Statements were or will be derived from the audited financial statements at that date but do not include all information and footnotes required by GAAP for complete financial statements. No material adverse change in the business, operations, financial condition, properties or prospects of Borrower has occurred since the date of the Financial Statements.

         4.5. No Material Adverse Change. Since July 2, 2005, there has occurred no material adverse change in the business, financial condition, operations or prospects of Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to result in a Material Adverse Effect.

         4.6. Taxes.

         4.6.1. Tax Examinations. All deficiencies which have been asserted against Borrower or any of its Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the date hereof no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Financial Statements to the extent, if any, required by GAAP. Neither Borrower nor any of its Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

         4.6.2. Payment of Taxes. Except as described on Schedule 4.6, all tax returns and reports of Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with GAAP. Borrower has no knowledge of any proposed tax assessment against Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

         4.7. Litigation; Loss Contingencies and Violations. There is no action, suit, proceeding, arbitration or investigation before or by any Governmental Authority or private arbitrator pending or, to Borrower's knowledge, threatened against Borrower or any of its Subsidiaries or any property of any of them which will have or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of GAAP which has not been reflected in the Financial Statements for the fiscal period during which such material loss contingency was incurred. Neither Borrower not any of its Subsidiaries is (a) in violation of any applicable law, rule or regulation of any Governmental Authority which violation will have or could reasonably be expected to have a Material Adverse Effect, or (b) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

         4.8. Subsidiaries. Schedule 4.8 (a) contains a description of the corporate structure of Borrower, its Subsidiaries and any other Person in which Borrower or any of its Subsidiaries holds an equity interest (both narratively and in chart form); and (b) accurately sets forth (i) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of Borrower and the direct or indirect Subsidiaries of Borrower are qualified to transact business as a foreign corporation, (ii) the authorized, issued and the outstanding shares of each class of Capital Stock of Borrower and each of its Subsidiaries and the owners of such shares (both as of the date hereof and on a fully-diluted basis), and (iii) a summary of the direct and indirect partnership, joint, venture, or other equity interests, if any, of Borrower and each Subsidiary of Borrower in any Person that is not a corporation. None of the issued and outstanding Capital Stock of Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement. The outstanding Capital Stock of Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

         4.9. Employee Benefits. With respect to pension, retirement, stock option, stock purchase, stock appreciation rights, savings or profit sharing plan, program, arrangement, or agreement (including trust agreements and insurance contracts implementing plans, programs, arrangements, or agreements), or any deferred compensation, consulting, bonus, incentive compensation, group insurance, severance or termination pay, welfare or employee benefit plan, program, arrangement or agreement (the "Employee Benefit Plans"), relating to employees or former employees of Borrower or any ERISA Affiliate:

         (a) Borrower and each ERISA Affiliate have complied in all material respects with all of the applicable reporting and disclosure requirements of ERISA and the Code. All reports required by any governmental agency with respect to each Employee Benefit Plan have been filed.

         (b) Each Employee Benefit Plan (including, without limitation, the
ESOP) complies in all material respects in form and in operation with the applicable requirements of Section 401(a) of the Code, the applicable provisions of ERISA, and any other applicable laws, rules, and regulations. All contributions to, and payments from, the Employee Benefit Plans required to be made in accordance with the terms of the Employee Benefit Plans have been made or have been accrued and are reflected on the Financial Statements. Borrower has received or applied for in a timely manner current favorable determination letters from the IRS with respect to each Employee Benefit Plan that is intended to comply with the provisions of Section 401(a) of the Code.

         (c) Neither Borrower nor any ERISA Affiliate, nor any trustee, administrator, or fiduciary of any Employee Benefit Plan has (i) engaged in a "prohibited transaction," as that term is defined in Section 4975 of the Code or
Section 406 of ERISA, which could directly or indirectly subject the applicable Employee Benefit Plan, Borrower or an ERISA Affiliate to any liability for a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, or
(ii) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject the applicable Employee Benefit Plan, Borrower, or an ERISA Affiliate to any liability under Section 502 of ERISA. There has not occurred any complete or partial withdrawal from any Employee Benefit Plan subject to Title IV, Subtitle E of ERISA, nor has there occurred any event that would constitute grounds for termination of or the appointment of a trustee to administer any Employee Benefit Plan (including any "multi-employer plan") subject to Title IV of ERISA maintained for employees of Borrower or any ERISA Affiliate, which withdrawal or event would have a Material Adverse Effect.

         (d) No actions, suits, or claims with respect to the assets of the Employee Benefit Plans are pending or threatened that if resolved in a unfavorable manner would have a Material Adverse Effect, and Borrower has no knowledge of any facts which could give rise to or could reasonably be expected to give rise to any actions, suits, or claims with respect to the assets of the Employee Benefit Plans; and

         (e) Neither Borrower nor any ERISA Affiliate, nor any director, officer, employee, or any other "fiduciary," as that term is defined in Section 3(21) of ERISA, of Borrower or of any ERISA Affiliate, has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any of the Employee Benefit Plans.

         4.10. Accuracy of Information. The information, exhibits and reports furnished by or on behalf of Borrower and any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Lender pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         4.11. Material Agreements. Neither Borrower nor any of its Subsidiaries has received notice or has actual knowledge that (a) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (b) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

         4.12. Compliance with Laws. Borrower and its Subsidiaries are in compliance with all applicable requirements of law and of all Governmental Authorities, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

         4.13. Assets and Properties. Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets, and all such assets and property are free and clear of all Liens, except (a) Permitted Encumbrances, (b) the liens granted to National City Bank of Indiana, as agent, to secure repayment of Borrower's Obligations which shall be repaid in full utilizing the proceeds of the Facilities. Substantially all of the assets and properties owned by, leased to or used by Borrower and/or each such Subsidiary of Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of Borrower or such Subsidiary in and to any of such assets in a manner that would have or could reasonably be expected to have a Material Adverse Effect.

         4.14. Insurance. Borrower maintains insurance policies and programs reasonably consistent with prudent industry practice.

         4.15. Environmental Matters. Except as could not be expected to result in material liability for Borrower or any of its subsidiaries:

                  (i) the operations of Borrower and its Subsidiaries comply in all material respects with Environmental Laws; (ii) Borrower and its Subsidiaries have all permits, licenses or other authorizations required under Environmental Laws;

                  (iii) neither Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental Laws; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

                  (iv) there is not now, nor to the Borrower's or any of its Subsidiaries' knowledge has there ever been on or in the property of Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material; and

                  (v) neither Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

         For purposes of this Section 4.15 "material" means any noncompliance or basis for liability which could reasonably be likely to subject Borrower to liability in excess of Two Million Dollars ($2,000,000)

         4.16. Solvency. After giving effect to the (a) Loans to be made on the date hereof or such other date as Loans requested hereunder are made and the consummation of the other transactions contemplated by this Agreement, and (b) the payment and accrual of all transaction costs with respect to the foregoing, Borrower and its Subsidiaries taken as a whole is Solvent. After giving effect to (i) any permitted transaction under Section 5.2.8 hereof, and (ii) the payment and accrual of all transaction costs with respect thereto, Borrower and its Subsidiaries taken as a whole is Solvent.

         4.17. Indebtedness. Except as shown on the Financial Statements, except trade debt incurred in the ordinary course of business since the date of the Financial Statements, except for Indebtedness of Borrower owed to a Subsidiary and Indebtedness of a Subsidiary owed to Borrower or another Subsidiary, and except as provided by Section 5.2.5 hereof, Borrower and its Subsidiaries have no outstanding Indebtedness.

         4.18. Contracts of Surety. Except for the endorsements of Borrower and its Subsidiaries of negotiable instruments for deposit or collection in the ordinary course of business and except for guaranties of trade debt of Subsidiaries and other operating obligations of Subsidiaries incurred in the ordinary course of business, neither Borrower nor its Subsidiaries is a party to any contract of guaranty or surety.

         4.19. Licenses. Borrower and each Subsidiary possesses such franchises, licenses, permits, patents, copyrights, trademarks, and consents of appropriate Governmental Authorities to own its property and as are necessary to carry on its business as presently conducted, except for such failures as could not be expected to result in a Material Adverse Effect.

         4.20. Force Majeure. Neither the business nor the properties of Borrower are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty materially adversely affecting the business, operations, financial condition, properties or prospects of Borrower.

         4.21. Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), no part of the proceeds of the Facilities will be used, either directly or indirectly, for the purpose, whether immediate, incidental or remote, of purchasing or carrying any margin stock or of extending credit to others for the purpose of purchasing or carrying any margin stock. Borrower shall furnish to the Lender, a statement in conformity with the requirements of Federal Reserve Board Form U-1 referred to in Regulation U. Further, no part of the proceeds of the Facilities will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulations T, U or X of the Board of Governors.

         4.22. Approvals. No authorization, consent, approval or any form of exemption of any Governmental Authority is required in connection with the execution and delivery by Borrower or its Subsidiaries, as applicable, of the Loan Documents, the borrowings and performance thereunder or the issuance of the Note.

         4.23. Regulation. Neither Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" or an "affiliate of a holding company" or a "subsidiary of a holding company" within the meanings of the Public Utility Holding Company Act of 1935, as amended.

         4.24. ESOP. The ESOP is an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code and is qualified under Section 401(a) of the Code. The ESOP has been duly established in accordance with and under applicable law and it is a tax-exempt trust under Section 501(a) of the Code.

         4.25. General. All statements contained in any certificate or financial statement delivered by or on behalf of Borrower to the Lender under any Loan Document shall constitute representations and warranties made by Borrower hereunder.

         4.26. Supplemental Disclosure. At any time at the request of the Lender and at such additional times as Borrower determines, Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date hereof, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. If any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are restricted or prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by the Lender, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

                                   SECTION 5.
                                   ----------

                                   Covenants
                                   ---------

         5.1. Affirmative Covenants. Until the Obligations are paid in full, and so long as any Revolving Commitment or any Letter of Credit is outstanding, unless the Lender shall otherwise consent in writing, Borrower will:

         5.1.1. Financial Reporting. Furnish to the Lender:

         (a) As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year, financial statements of Borrower certified after audit by certified public accountants selected by Borrower and reasonably acceptable to the Lender, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements all prepared in accordance with GAAP on a consolidated basis consistent with prior years unless specifically noted thereon, and accompanied by an unqualified opinion of said accountants, and further accompanied by a certificate of the chief financial officer of Borrower that there exists no Default or Unmatured Default under the Loan Documents, or if any Default or Unmatured Default exists, stating the nature and status thereof;

         (b) As soon as practicable, but in any event within forty-five (45) days after the end of each of Borrower's first three (3) fiscal quarters, unaudited financial statements of Borrower and its Subsidiaries as of the end of such quarter and the results of their operations for the portion of the fiscal year then elapsed, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements all prepared on a consolidated basis consistent with prior years unless specifically noted thereon, and otherwise in accordance with and subject to the limitations as set forth in Section 4.4 hereof, and accompanied by the certificate of the chief financial officer of Borrower that there exists no Default or Unmatured Default under the Loan Documents or if any Default or Unmatured Default exists, stating the nature and status thereof;

         (c) Within three (3) days of receipt by Borrower, a copy of the auditor's management letter describing any deficiencies in the internal controls or other matters of significance discovered by the auditor during the course of its audit;

         (d) As soon as practicable, but in any event within forty-five (45) days after the end of each of Borrower's first three (3) fiscal quarters and within ninety (90) days after the end of each fiscal year, a fully executed and completed Compliance Certificate, signed by the chief executive or chief financial officer of Borrower;

         (e) As soon as practicable, but in any event within five (5) days after Borrower becomes aware thereof, a written statement signed by the chief executive or chief financial officer of Borrower as to the occurrence of any Default or Unmatured Default stating the specific nature thereof, Borrower's intended action to cure the same and the time period in which such cure is to occur;

         (f) As soon as practicable, but in any event within ten (10) days after the commencement thereof, a written statement describing any uninsured litigation instituted by or against Borrower which, if adversely determined, may have a Material Adverse Effect;

         (g) As soon as practicable, but in any event within ten (10) days after Borrower becomes aware thereof, a written statement signed by the chief executive officer or the chief financial officer of Borrower describing any Reportable Event or Prohibited Transaction which has occurred with respect to any Employee Benefit Plan (all within the meanings ascribed by ERISA) and the action which Borrower proposes to take with respect thereto;

         (h) As soon as practicable, but in any event within ten (10) days after the filing any states' securities regulatory authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under state securities laws and regulations;

         (i) As soon as available but in any event within forty-five (45) days after the end of the prior fiscal year of Borrower, a copy of Borrower's projections for the current fiscal year; and

         (j) Such other information as the Lender may from time to time reasonably request.

         Notwithstanding any contrary terms or requirements as set forth in this
Section 5.1.1 or otherwise in this Agreement, Borrower shall not be required to furnish to Lender any Financial Statements or other information which Borrower files with the Securities and Exchange Commission from time to time which is otherwise required to be provided by Borrower to Lender pursuant to the terms of this Agreement.

         5.1.2. Good Standing. Maintain, and cause each Subsidiary to maintain, its existence (corporate or otherwise), good standing (if applicable), and right to do business, except for temporary circumstances caused by tax appeals allowed by this Agreement.

         5.1.3. Taxes, Etc. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments, judgments, orders, and governmental charges or levies imposed upon it or on its income or profits or upon its property prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, may become a lien or charge upon the property of Borrower or a Subsidiary, provided that Borrower and its Subsidiaries shall not be required to pay any tax, assessment, charge, judgment, order, levy or claim, if such payment is being contested diligently, in good faith, and by appropriate proceedings which will prevent foreclosure or levy upon its property and adequate reserves against such liability have been established.

         5.1.4. Maintain Properties. Maintain, and cause each Subsidiary to maintain, all properties and assets used by, or useful to, Borrower or such Subsidiary in the ordinary course of its business in good working order and condition and suitable for the purpose for which it is intended, and from time to time, make any necessary repairs and replacements.

         5.1.5. Insurance. Maintain, and cause each Subsidiary to maintain, in full force and effect public liability insurance, business interruption insurance, worker's compensation insurance and casualty insurance policies. If requested by the Lender, a copy of each policy, accompanied by a certificate of coverage issued by the insurance carrier, shall be delivered to the Lender.

         5.1.6. Books and Records. Keep proper books of account in which full, true and correct entries will be made of all dealings and transactions of and in relation to the business and affairs of Borrower, and, at all reasonable times, and as often as the Lender may reasonably request, permit authorized representatives of the Lender to (a) have access to the premises and properties of Borrower and to the records relating to the operations of Borrower; (b) make copies of or excerpts from such records; (c) discuss the affairs, finances and accounts of Borrower with and be advised as to the same by the chief executive and financial officers of Borrower; and (d) audit and inspect such books, records, accounts, memoranda and correspondence at all reasonable times, to make such abstracts and copies thereof as the Lender may deem necessary, and to furnish copies of all such information to any proposed purchaser of or participant in the Facilities. So long as there exists no Default, the costs and expenses associated with such audits and inspections shall be borne by the Lender. If the Lender requests after the occurrence of a violation of a financial covenant or the violation of any covenant contained in Section 5.2 hereof, Borrower shall furnish to the Lender consolidating financial statements of Borrower and its Subsidiaries.

         5.1.7. Reports. File, and cause each Subsidiary to file, as appropriate, on a timely basis, annual reports, operating records and any other reports or filings required to be made with any Governmental Authority.

         5.1.8. Licenses. Maintain, and cause each Subsidiary to maintain, in full force and effect all operating permits, licenses, franchises, and rights used by it in the ordinary course of business, except where the failure to maintain would not have a Material Adverse Effect.

         5.1.9. Notice of Material Adverse Change. Give prompt notice in writing to the Lender of the occurrence of any development, financial or otherwise, including pending or threatened litigation, which might result in a Material Adverse Effect.

         5.1.10. Conduct of Business. Carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as presently conducted, and do all things necessary to remain duly incorporated, validly existing and in good standing (if applicable) as a corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its respective business in each jurisdiction in which conducted.

         5.1.11. Compliance with Laws. Comply, and cause each Subsidiary to comply, with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which Borrower or such Subsidiary may be subject, except where the failure to comply would not have a Material Adverse Effect.

         5.1.12. Use of Proceeds. Use the proceeds of the Facilities solely for the purposes herein described.

         5.1.13. Loan Payments. Subject to any applicable grace or cure periods, punctually pay or cause to be paid principal and interest on the Facilities in lawful money of the United States at the time and places and in the manner specified herein according to the stated terms and the true intent and meaning hereof.

         5.1.14. Adjusted Consolidated Tangible Net Worth. Maintain its Adjusted Consolidated Tangible Net Worth at not less than $58,234,000 through September 30, 2005, and increasing as of October 1, 2005, by an amount equal to Fifty Percent (50%) of Net Income (without reduction for any net losses) for such fiscal quarter, and thereafter increasing on the last day of each fiscal quarter by an amount equal to Fifty Percent (50%) of Net Income (without reduction for any net losses) for such fiscal quarter. For purposes of calculating Adjusted Consolidated Tangible Net Worth in this covenant on and after October 1, 2005, "Consolidated Net Worth" shall mean the excess of Borrower's consolidated total assets over Borrower's Consolidated Total Liabilities, each determined in accordance with GAAP plus any non-cash restructuring charges (net of income tax benefit) incurred by Borrower and its Subsidiaries in the normal course of business to the extent such charges were added back in the definition of Net Income and as shown on the balance sheets furnished to the Lender from time to time pursuant to Section 5.1.1 hereof.

         5.1.15. Leverage Ratio. Maintain a Leverage Ratio of not greater than
2.0 to 1.0 at each fiscal quarter end, measured on a rolling four-quarter basis.

         5.1.16. Interest Coverage Ratio. Maintain an Interest Coverage Ratio of not less than 3.0 to 1.0 at each fiscal quarter end, measured on a rolling four-quarter basis.

         5.1.17. Notice of Environmental Matters. In the event: (a) any premises which have at any time been owned or occupied by or have been under lease to Borrower or any Subsidiary are the subject of an environmental investigation by any Governmental Authority having jurisdiction over the regulation of hazardous substances or Environmental Laws, the purpose of which investigation is to quantify the levels of hazardous substances located on such premises, or (b) Borrower or any Subsidiary have been named or are overtly threatened in writing to be named as a party responsible for the possible contamination of any real property or ground water with hazardous substances, including, but not limited to the contamination of past and present waste disposal sites; then Borrower shall make a reasonable determination of its or its Subsidiary's potential liability, and if such liability for any such event or events described in (a) or (b) above exceeds in the aggregate Two Million Dollars ($2,000,000), Borrower shall then notify the Lender immediately.

         After such notification to the Lender, Borrower shall, if required pursuant to GAAP, establish appropriate reserves against such potential liabilities and, upon the reasonable request of the Lender, engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of Borrower with respect thereto, and the Lender shall be provided with a copy of any report prepared by such firm or by any Governmental Authority as to such matters as soon as any such report becomes available to Borrower. Provided, however, if Borrower determines in good faith that it would not be in the best interest of Borrower or a Subsidiary to cause an investigation to be made, Borrower shall report such determination to the Lender, and if the Lender concur in such determination, which concurrence shall not be unreasonably withheld, Borrower and/or its Subsidiary shall be excused from obtaining such investigation and report as otherwise would be required. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of the Lender, which approval shall not be unreasonably withheld.

         5.1.18. Banking Accounts. Maintain its primary banking accounts (consisting generally of its collection, disbursement, concentration and depository accounts) with the Lender.

         5.1.19. ESOP. With respect to the ESOP: (i) take all necessary actions to preserve and keep the ESOP in effect and comply in all material respects with the terms of the ESOP Plan and the ESOP Loan; (ii) comply in all material respects with the Code and ERISA as applicable to the ESOP and with all other laws and regulations applicable thereto, (iii) furnish to the Lender as soon as practicable, copies of the ERISA annual reports, IRS determination letter, notices, financial statements and repurchase liability studies; (iv) permit the Lender to examine the books, records and other documents relating to the properties and affairs of the ESOP in the possession of Borrower which it has authority to disclose and to make memoranda and extracts from such books, records and other documents, and discuss with any representative of the Lender the affairs, finances and accounts of the ESOP; (v) take all necessary actions to cause and permit the ESOP to pay and discharge from the assets of the ESOP all taxes, fees, assessments and governmental charges or levies imposed upon the ESOP, or upon the ESOP's income or profits or upon any of the property of the ESOP prior to the date on which penalties attach thereto, and pay all lawful claims which, if unpaid, might become a Lien; (vi) promptly give notice in writing to the Lender of any late contribution to the ESOP or of any late filing of an annual report or other document required to be filed with a Governmental Agency or of any litigation involving the ESOP of which Borrower has knowledge and of any other matter of which Borrower has knowledge which has a substantial likelihood of materially adversely affecting the financial condition, affairs or operations of the ESOP or of Borrower, stating, to the extent of Borrower's knowledge thereof, the nature thereof, and the course of action proposed to be taken in connection therewith, if any; (vii) operate the ESOP to meet the requirements of (A) Section 410(b) of the Code, relating to non-discrimination in participation, (B) Section 401(a)(4) of the Code, relating to prohibited discrimination in favor of officers, shareholders or highly compensated employees, and (C) Section 401(a)(28) of the Code, relating to diversification of investments and use of an independent appraiser; (viii) in the event that the ESOP is amended and such amendment could affect the tax qualified status of the ESOP or its status as an employee stock ownership plan, take all necessary actions to apply for and obtain a favorable determination letter from the IRS that the ESOP, as amended, is tax qualified and is an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code; and (ix) Borrower will make contributions to the ESOP sufficient to enable the trustee of the ESOP to pay in a timely manner all scheduled principal and interest repayments due under the ESOP Loan.

         5.2. Negative Covenants. Until the Obligations are paid in full, and so long as any Revolving Commitment or any Letter of Credit is outstanding, unless the Lender shall otherwise consent in writing, Borrower will not and will not permit any Subsidiary to:

         5.2.1. Dispose of Property. Sell, transfer, lease or otherwise dispose of its assets or properties, or discount, with or without recourse, any of its accounts, except (a) sales from inventory in the ordinary course of business,
(b) the sale of obsolete equipment and machinery in the ordinary course of business, and (c) sales of assets for cash and for fair value in any fiscal year of Borrower in an aggregate amount for Borrower and its Subsidiaries not to exceed Ten Percent (10%) of the book value of Borrower's consolidated total assets (as determined in accordance with GAAP), and, provided there exists no Default and no Default would be occasioned thereby, such additional sales of assets above such Ten Percent (10%) limitation provided the proceeds of such additional sales are paid to the Lender to permanently reduce the Revolving Commitment.

         5.2.2. Further Encumber. Except for Permitted Encumbrances, voluntarily create or suffer to exist any mortgage, pledge, lien or other encumbrance upon any of its properties or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired.

         5.2.3. Dividends. Except to the extent required to satisfy the Borrower's covenants in Section 5.1.19, declare or pay any dividends on its capital stock or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding if there exists a Default or if such declaration or payment would cause the occurrence of a Default.

         5.2.4. Purchase Stock. Except to the extent necessary to satisfy the Borrower's covenants under Section 5.2.3, purchase, redeem, retire or otherwise acquire any outstanding shares of its Capital Stock, if there exists a Default or if a Default would be occasioned thereby.

         5.2.5. Borrowings. Create, incur, assume or suffer to exist any Indebtedness, except (a) that in existence as of the date hereof and disclosed in the Financial Statements, (b) trade accounts and normal business accruals payable in the ordinary course of business, (c) Indebtedness to the Lender pursuant to the Loan Documents, (d) as permitted in Section 5.2.6 hereof, and
(e) other Indebtedness of Borrower and its Subsidiaries not exceeding in the aggregate Fifteen Percent (15%) of Borrower's Adjusted Consolidated Tangible Net Worth outstanding at any time.

         5.2.6. Loans, Etc. Make any loan, disbursement or advance to, or investment in, any Person except (a) trade debtors in the ordinary course of business, (b) loans and advances to a Subsidiary that is a Guarantor, provided there exists no Default or Unmatured Default at the time, or after giving effect to, such loan or advance and provided the Subsidiary is not "insolvent" at the time of such loan or advance nor rendered "insolvent" (as such terms are used in the Federal Bankruptcy Code) by such loan or advance, and loans and advances to Borrower by a Guarantor, (c) Qualified Investments, and (d) with respect to a Target acquired pursuant to Section 5.2.8 hereof, notes receivable owed to the Target as of such acquisition.

         5.2.7. Guarantees. Assume, guarantee or otherwise become liable with respect to any Contingent Obligation, except for (a) the endorsements by Borrower or a Subsidiary of negotiable instruments for deposit or collection in the ordinary course of business, (b) guarantees in favor of the Lender, and (c) guarantees of the Indebtedness of Affiliates not exceeding in the aggregate for Borrower and its Subsidiaries Fifteen Percent (15%) of Borrower's Adjusted Consolidated Tangible Net Worth.

         5.2.8. Merger, Acquisitions, Etc. Except as provided in Section 5.2.1 hereof and as provided below, merge or consolidate with or into any other Person, or lease, sell or otherwise dispose of the stock of any Subsidiary or of all or a substantial portion of the property, assets or business of Borrower or a Subsidiary to any other Person. Except in the ordinary course of business, Borrower shall not acquire and shall not permit any Subsidiary to acquire any material part of the assets of any other business entity; provided, however, that notwithstanding the foregoing, Borrower may, and may allow any Subsidiary to, consummate the merger or acquisition of any material part of the assets or the capital stock or equity of any other business entity on the conditions that:
(a) in the event of a merger, Borrower or the Subsidiary is the legal surviving corporation; (b) no Default or Unmatured Default has occurred and is continuing at the time of such merger or acquisition or will result or occur after the consummation of such merger or acquisition; (c) to the extent permissible by applicable Governmental Authorities (including the Securities and Exchange Commission), the Lender receives prior notice of all material details of such merger or acquisition, and the entity or business acquired is substantially in the same field or enterprise as presently conducted by Borrower and its Subsidiaries; (d) Borrower provides satisfactory written evidence to the Lender that it is in compliance with the financial covenants set forth in Section 5 hereof both immediately before and after giving effect to the consummation of such merger or acquisition; (e) the Lender receives satisfactory evidence that the board of directors of the Target have approved the subject merger or acquisition or, in the event the Target is in bankruptcy, the applicable bankruptcy court has approved Borrower's or its Subsidiary's acquisition of the Target; and (f) a satisfactory pro forma Compliance Certificate showing financial covenant compliance with Sections 5.1.13, 5.1.14, 5.1.15 and 5.1.16 hereof on a consolidated basis for Borrower and its Subsidiaries and the Target for the preceding 12-month period determined in accordance with GAAP. Borrower will not, or will not permit any of its Subsidiaries to, create or otherwise acquire any new Subsidiary except Borrower may create Subsidiaries, having no material assets or operations, solely for the purpose of facilitating acquisitions permitted hereunder, and Borrower may create Subsidiaries in substantially the same fields of enterprise as presently conducted by Borrower and its Subsidiaries if such Subsidiary becomes a guarantor of the Obligations as required by Section 3 hereof. Borrower will not, and will not permit any Subsidiary, to pursue any new line of business.

         5.2.9. Change Name and Place of Business. Change its corporate name or principal place of business, except on not less than sixty (60) days' prior written notice to the Lender.

         5.2.10. Accounting Policies. Change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with GAAP and, with respect to a Target acquired pursuant to Section 5.2.8 hereof, changes with respect to such Target to comply with Borrower's accounting policies.

         5.2.11. Change of Business. Except as provided in Section 5.2.8 hereof or as otherwise provided in this Agreement, make any material change in the nature of its business as carried on at the date of this Agreement.

         5.2.12. Benefit Plans. Permit any condition to exist in connection with any Employee Benefit Plan which might constitute grounds for the PBGC to institute proceedings to have the Employee Benefit Plan terminated or a trustee appointed to administer the Employee Benefit Plan; or engage in, or permit to exist or occur any other condition, event or transaction, with respect to any Employee Benefit Plan which could result in Borrower incurring any material liability, fine or penalty.

         5.2.13. ESOP. With respect to the ESOP: (i) enter into any "prohibited transaction" within the meaning of Section 4975(c) that is not exempt under Section

4975(c)(2) or 4975(d) of the Code; and (ii) except to the extent required to satisfy Borrower's covenants under Section 5.1.19, permit any amendment or modification to the ESOP Plan that would affect the ability of Borrower or any of the Subsidiaries to perform their respective obligations under the Loan Documents or the ability of the Lender to enforce the Obligations.

         5.2.14. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower which is not its Subsidiary, on terms that are materially less favorable to Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate.

         5.2.15. Sales and Leasebacks. Become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease, a synthetic lease or a Capitalized Lease, of any property (whether real or personal or mixed) (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, if the aggregate lease obligation or resulting Contingent Obligation would exceed Fifteen Percent (15%) of the Borrower's Adjusted Consolidated Tangible Net Worth.

         5.2.16. Corporate Documents. Amend, modify or otherwise change any of the terms or provisions in any of their respective organizational documents as in effect on the date hereof in any manner adverse to the interests of the Lender, without the prior written consent of the Lender.

         5.2.17. Restrictive Agreements. Enter into any agreement (excluding any restrictions existing under the Loan Documents) prohibiting (i) the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document, or (ii) the ability of any Guarantor to make any payments, directly or indirectly, to Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Guarantor to make any payment, directly or indirectly, to Borrower.

                                   SECTION 6.
                                   ----------

                         Conditions Precedent to Loans
                         -----------------------------

         6.1. Conditions to Initial Advance. The obligation of the Lender to make the initial advance under the Facilities is subject to each of the following conditions precedent, as determined in the reasonable discretion of the Lender:

         6.1.1. Authorization. Borrower shall have furnished to the Lender, and the Lender shall have approved, certified copies of Borrower's and each Guarantor's articles of incorporation or organization (as applicable) and by-laws or operating agreement (as applicable), both as amended, accompanied by recent certificates of good standing or existence issued by the Secretary of State of their states of organization and a certified copy of resolutions adopted by each Board of Directors (or members, as applicable) authorizing the Facilities and the Guaranty, as applicable, and specifying the names and capacities of those Persons authorized to execute the Loan Documents.

         6.1.2. Loan Documents. Each of the Loan Documents shall have been executed and delivered by Borrower to the Lender.

         6.1.3. Guaranty. The Guaranty shall have been executed and delivered by the Guarantors to the Lender.

         6.1.4. Incumbency Certificates. The Lender shall have received Incumbency Certificates, executed by the respective Secretary or Assistant Secretary of Borrower and each Guarantor which shall identify the name and title and bear the signature of the officers of Borrower and such Guarantor authorized to sign the Loan Documents, and the Lender shall be entitled to rely upon such certificates until informed of any change in writing by Borrower.

         6.1.5. Opinion of Counsel. The Lender shall have received a favorable written opinion of counsel to Borrower and the Guarantors, dated of even date herewith, in form and substance acceptable to the Lender.

         6.1.6. UCC Searches. The Lender shall have received satisfactory return after search in accordance with the Uniform Commercial Code or other applicable law in such governmental offices as the Lender shall have deemed appropriate.

         6.1.7. Regulation U. The Lender shall have received such certificates and other documents as it shall have deemed reasonably appropriate as to compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

         6.1.8. Compliance Certificate. A fully executed and completed Compliance Certificate.

         6.1.9. Commitment Fees. The fees described in Section 2.6 shall have been paid by Borrower to the Lender.

         6.1.10. Termination of Existing Credit Agreement. The Lender shall have received evidenced satisfactory to it that the commitments under the Borrower's existing credit agreement among National City Bank of Indiana, as agent and lender, the other lender parties thereto and Borrower have been terminated, all loans thereunder have been repaid in full, all accrued fees and other amounts payable thereunder have been paid in full (utilizing the proceeds of the Facilities) and a commitment by National City Bank of

Indiana to promptly release all Liens previously granted by the Borrower or the Guarantors.

         6.1.11. Certificate of No Default. The Lender shall have received a certificate signed by an Authorized Officer of Borrower, stating that on the date of closing, no Default or Unmatured Default has occurred or is continuing.

         6.1.12. Additional Documentation. The Lender shall have received such other documents as the Lender may reasonably request

         6.2. Conditions to Subsequent Advances. Prior to each subsequent Advance under the Facilities:

         6.2.1. No Default. No Default or Unmatured Default shall have occurred and be continuing.

         6.2.2. Representations and Warranties. Each representation and warranty contained in Section 4 shall be true and correct as of the date of such advance, except to the extent any such representation or warranty relates solely to an earlier date and except changes reflecting transactions permitted by this Agreement.

         6.2.3. Legal Matters. All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lender and its counsel.

         6.2.4. Expenses. Borrower shall have reimbursed the Lender for all legal fees and other reasonable expenses incurred by the Lender after the date hereof in connection with the Facilities for which Borrower, pursuant to this Agreement, is responsible.

         6.3. Special Conditions to Advances for Permitted Acquisitions. Prior to any Advance to be used for the purpose of funding a permitted acquisition or merger:

         6.3.1. Written Requests. At least five (5) Banking Days prior to Borrower's request for an Advance to be used for the purpose of funding a permitted acquisition or merger pursuant to Section 5.2.8 hereof, Borrower shall submit to the Lender a written request signed by an Authorized Officer setting forth the estimated total amount of the requested Advance and the proposed uses thereof. Borrower shall also submit with its request (a) a written memorandum in summary form describing the extent and material results of its due diligence with respect to the Person to be acquired (the "Target"), (b) copies of all annual financial statements for the last three (3) years of the Target, or, to the extent all such annual financial statements are not available, such other financial statements reasonably acceptable in form to the Lender, (c) a pro forma consolidated balance sheet of Borrower giving effect to consummation of the proposed transaction, and (d) a duly completed pro forma Compliance Certificate required by Section 5.2.8 hereof and such other information and materials as required by Section 5.2.8 hereof. 6.3.2. Acquisition Documents. As soon as practicable, but in any event at least five (5) Banking Days prior to Borrower's request for an Advance to be used for the purpose of funding a permitted acquisition or merger pursuant to Section 5.2.8 hereof, Borrower shall provide the Lender with a copy of the letter of intent or term sheet of the proposed acquisition or merger. As soon as practicable, but in any event at least One (1) Banking Day prior to the proposed date of funding of such Advance, the Lender shall have received the definitive purchase agreement and such other material acquisition documents governing the proposed acquisition of the Target.

         6.3.3. Representations of Target's Financial Statements. Borrower's submission of the items in Section 6.3.1 hereof shall constitute a representation by Borrower, to its actual knowledge, that (a) the information provided to the Lender with respect to the proposed acquisition remains true and correct in all material respects as of the date of funding, (b) no material adverse change in the business of the Target (including the financial condition and/or assets to be acquired), has occurred since the date of the last financial statements furnished to the Lender, and (c) the Target and Borrower (and its Subsidiaries, if applicable) have fully and timely complied with any applicable laws in connection with the contemplated acquisition.

         6.3.4. Expenses. Subject to Section 11.8 hereof, Borrower shall have reimbursed the Lender for all reasonable legal fees and other reasonable expenses incurred by the Lender after the date hereof in connection with the Facilities.

         6.4. General. Each request for an Advance under the Facilities shall constitute a representation and warranty by Borrower that the applicable conditions contained in this Section 6 have been satisfied.

                                   SECTION 7.
                                   ----------

                                    Default
                                    -------

The occurrence of any of the following events shall be deemed a Default hereunder:

         (a) any representation or warranty made by or on behalf of Borrower, any Guarantor or any Affiliate to the Lender under or in connection with any Loan Document, any Guaranty, or any subordination agreement shall be false in any material respect as of the date on which made;

         (b) Borrower or any Guarantor fails to make any payment of principal of or interest on the Note, or any fee or other payment Obligation within five (5) days after the same is due;

         (c) the breach by Borrower of any of the covenants contained in Sections 5.1.2 through 5.1.11 which breach remains uncured for a period which is the earlier of thirty (30) days after the occurrence thereof or twenty (20) days after written notice to Borrower from the Lender; or the breach by Borrower of any other covenant contained in Section 5 hereof;

         (d) the breach by Borrower or any Guarantor of any other terms or provisions of the Loan Documents (other than a breach which constitutes a Default under Section 7(a), (b) or (c) above) not cured within thirty (30) days after written notice to Borrower specifying such breach;

         (e) the failure of Borrower or any Guarantor to pay any Indebtedness having an outstanding principal balance, singly or in the aggregate, in excess of One Million Dollars ($1,000,000.00) when due or within any applicable grace or cure period, or the default by Borrower or any Guarantor in the performance of any other term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity, unless such default is waived in writing by the holder or holders of such Indebtedness; or any such Indebtedness shall be validly declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof;

         (f) Borrower or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due,
(iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) suspend operations as presently conducted or discontinue doing business as an ongoing concern;

         (g) without the application, approval or consent of Borrower or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or such Guarantor or any substantial part of its property, or a proceeding described in item (f) shall be instituted against Borrower or such Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days;

         (h) any Guaranty or any material provision thereof shall cease to be in full force or effect, or any Guarantor fails to promptly perform under its Guaranty, or any Guarantor terminates or revokes or attempts to terminate or revoke its Guaranty;

         (i) any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of Borrower;

         (j) Borrower or any Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in an amount equal to or greater than Three Hundred Thousand Dollars ($300,000) which is not stayed on appeal or otherwise appropriately contested in good faith, or any attachment, levy or garnishment is issued against any property of Borrower or any Subsidiary;

         (k) Any Change in Control shall occur which is not otherwise permitted under this Agreement;

         (l) there occurs a "reportable event" or a "prohibited transaction" under, or any complete or partial withdrawal from, or any other event which would constitute grounds for termination of or the appointment of a trustee to administer, any "plan" maintained by Borrower or any ERISA Affiliate for the benefit of its "employees" (as such terms are defined in ERISA) which will have a Material Adverse Effect.

         (m) Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental Law which by Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject Borrower to liability in excess of Two Million Dollars ($2,000,000);

         (n) if (i) the ESOP is at any time terminated or otherwise ceases to be in full force and effect, or (ii) the ESOP permits any Lien on any of its property in favor of any entity or person other than Borrower or shall guarantee any indebtedness of any other entity or person or permit to remain outstanding any unreimbursed indebtedness, except obligations for benefit payments to the participants or beneficiaries of the ESOP, or (iii) the ESOP enters into, or permits or suffers to exist, any "prohibited transaction" within the meaning of
Section 4975(c) of the Code which is not exempted by Section 4975(c)(2) or 4975(d) of the Code and as defined in Section 406 of ERISA which is not exempted by Section 408 of ERISA relating to the ESOP Plan which is not cured or eliminated before the occurrence of any material adverse effect on the ESOP or the Borrower, or (iv) the ESOP shall fail to make any other payment of any other legal obligation when due;

         (o) Any change in the law concerning the method or timing of ESOP distributions or relating to diversification of investments under the ESOP if such change creates a Material Adverse Effect.

                                   SECTION 8.
                                   ----------

                                     Remedy
                                     ------

         8.1. Acceleration. If any Default described in Section 7, item (f) or
(g) occurs, the commitment of the Lender to make, renew or convert Advances of the Facilities and to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, then upon the declaration of the Lender, the obligations of the Lender to make, renew or convert Advances of the Facilities, to issue Letters of Credit under this Agreement shall terminate and the Obligations shall immediately become due and payable. In either event, the Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. The remedies of the Lender specified in this Agreement and the other Loan Documents shall not be exclusive and the Lender may avail itself of any of the remedies provided by law as well as any equitable remedies available to the Lender, and each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity.

         8.2. Deposit to Secure Reimbursement Obligations. When any Default under Section 7(b) hereof has occurred and is continuing, or the Lender has declared any acceleration of the Obligations after the occurrence of any other Default, the Lender may demand that Borrower immediately pay to the Lender an amount equal to the aggregate outstanding amount of the Letters of Credit and Borrower shall immediately upon any such demand make such payment. Borrower hereby irrevocably grants to the Lender a security interest in all funds deposited to the credit of or in transit to any deposit account or fund established pursuant to this Section 8.2, including, without limitation, any investment of such fund. Borrower hereby acknowledges and agrees that the Lender would not have an adequate remedy at law for failure by Borrower to honor any demand made under this Section 8.2 and that the Lender shall have the right to require Borrower specifically to perform its undertakings in this Section 8.2 whether or not any draws have been made under any Letter of Credit. In the event the Lender makes a demand pursuant to this Section 8.2, and Borrower makes the payment demanded, the Lender agrees to invest the amount of such payment for the account of Borrower and at Borrower's risk and direction in short-term investments acceptable to the Lender.

         8.3. Subrogation. The Lender shall, to the extent of any payments made by the Lender under any Letter of Credit, be subrogated to all rights of the beneficiary of such Letter of Credit as to all obligations of Borrower and its Subsidiaries with respect to which such payment shall have been made by the Lender.

         8.4. Preservation of Rights. No delay or omission of the Lender to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No Advance hereunder shall constitute a waiver of any of the conditions of the Lender's obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding the Lender from thereafter declaring such inability to be a Default hereunder. No course of dealings shall be binding upon the Lender.

         8.5. Default Rate. The Lender shall take such action or refrain from taking such action with respect to a Default or an Unmatured Default as it shall deem advisable in its best interests. The Lender shall have no obligation to impose or collect the Default rate of interest as provided in Section 2.2.2 hereof

                                   SECTION 9.
                                   ----------

                Benefit of Agreement; Assignment, Participations
                ------------------------------------------------

         9.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns, except that (a) Borrower shall not have the right to assign its rights or obligations under the Loan Documents, and (b) any assignment by the Lender must be made in compliance with
Section 9.3 hereof. Notwithstanding clause (b) of this Section, the Lender may at any time, without the consent of Borrower, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the Lender from its obligations hereunder. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

         9.2. Participations.

         9.2.1. Permitted Participants; Effect. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to the Lender, any Note held by the Lender, any Revolving Commitment of the Lender or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents.

         9.2.2. Voting Rights. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Revolving Commitment, extends the Revolving Commitment Period, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Commitment, releases any Guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

         9.2.3. Benefit of Setoff. Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.19 hereof in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 10.19 hereof with respect to the amount of participating interests sold to each Participant. The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.19 hereof, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 10.19 hereof as if each Participant were a Lender.

         9.3. Assignments.

         9.3.1. Permitted Assignments. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be in such form as may be agreed to by the parties thereto. The consent of Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser; provided, however, that if a Default has occurred and is continuing, the consent of Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed.

         9.3.2. Effect; Effective Date. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lender and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower or the Lender shall be required to release the transferor Lender with respect to the percentage of the aggregate Revolving Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 9.3.2, the transferor Lender, the Lender and Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by a Note, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting its Revolving Commitment, as adjusted pursuant to such assignment.

         9.4. Dissemination of Information. Borrower authorizes the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in the Lender's possession concerning the creditworthiness of Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.10 of this Agreement.

                                  SECTION 10.
                                  -----------

                               General Provisions
                               ------------------

         10.1. Waivers, Amendments and Remedies. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender. Any such waiver, amendment, modification or consent shall be effective only in the specific instance and for the specific purpose for which given. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

         10.2. Survival of Representations. All representations and warranties of Borrower contained in the Loan Documents shall survive delivery of the Note and the making of the Facilities.

         10.3. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         10.4. Taxes. Any taxes (excluding taxation of the overall net income of the Lender) payable or ruled payable by any Governmental Authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

         10.5. Choice of Law. The Loan Documents (other than those containing a contrary express choice of law provision) and the rights and obligations of the parties thereunder and hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of Indiana (but giving effect to federal laws applicable to national lenders), notwithstanding the fact that Indiana conflict of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. Borrower hereby consents to the jurisdiction of any state or federal court located within Marion County, Indiana. All service of process may be made by messenger, certified mail, return receipt requested or by registered mail directed to Borrower at the addresses indicated aside its signature to this Agreement, and Borrower otherwise waives personal service of any and all process made upon Borrower. Borrower waives any objection which Borrower may have to any proceeding commenced in a federal or state court located within Marion County, Indiana, based upon improper venue or forum non conveniens. Nothing contained in this Section shall affect the right of the Lender to serve legal process in any other manner permitted by law or to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

         10.6. Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

         10.7. Entire Agreement. The Loan Documents embody the entire agreement and understanding between Borrower and the Lender and supersede all prior agreements and understandings between Borrower and the Lender relating to the subject matter thereof.

         10.8. Expenses. Borrower shall reimburse the Lender for any and all reasonable out-ofpocket expenses (including reasonable attorneys' fees), paid or incurred by the Lender in connection with the preparation, negotiation, review, execution, delivery, amendment, modification and administration of the Facilities and/or the Loan Documents. Borrower shall reimburse the Lender for reasonable out-of-pocket expenses paid or incurred by the Lender in connection with charges incurred pursuant to Section 5.1.6 hereof after a Default as provided therein. The Lender shall use its best efforts to provide advance notice to Borrower prior to the incurrence of such expenses. Borrower shall reimburse the Lender for any and all reasonable costs, charges and out-of-pocket expenses (including attorneys' fees), paid or incurred by the Lender in connection with the collection and enforcement of the Facilities and/or the Loan Documents. The Lender may pay or deduct from the loan proceeds any of such expenses, and any proceeds so applied shall be deemed to be advances under this Agreement evidenced by the Note and secured by the Loan Documents, and shall bear interest at the rate of interest provided in the Note.

         10.9. Indemnification. The Borrower further agrees to defend, protect, indemnify, and hold harmless Lender and its successors and assigns, and Lender's and its successors and assigns respective officers, directors, employees, Affiliates, attorneys and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

         (i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

         (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters");

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnity set forth herein shall be in addition to any other Obligations of Borrower to the Lender hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of the Lender to make the Facilities and the payment of all Obligations.

         10.10. Confidentiality. The Lender agrees to treat all information received by them in connection with the Loan Documents (except such information which is generally available or has been made available to the public) as confidential, provided, however, that nothing in this Section shall prohibit the Lender from, or subject the Lender to liability for, disclosing any such information to any Governmental Authority to whose jurisdiction the Lender may be subject, and provided further that the Lender may provide such information to proposed Participants in the Facilities.

         10.11. Giving Notice. Any notice required or permitted to be given under this Agreement may be, and shall be deemed effective if made in writing and delivered to the recipient's address, telex number of facsimile number addressed to Borrower or the Lender at the address specified opposite its signature below, by any of the following means: (a) hand delivery, (b) United States first class mail, postage prepaid, (c) registered or certified mail, postage prepaid, with return receipt requested, (d) by a reputable rapid delivery service, or (e) by telegraph or telex when delivered to the appropriate office for transmission, charges prepaid, with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this Section shall be deemed given upon receipt if delivered by hand or wire transmission, three (3) Banking Days after mailing if mailed by first class, registered or certified mail, or one (1) Banking Day after deposit with an overnight courier service if delivered by overnight courier. Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

         10.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and the Lender.

         10.13. Incorporation by Reference. All Exhibits and Schedules hereto are incorporated herein by this reference. Each of the other Loan Documents shall be made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth therein, and this Agreement is made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the other Loan Documents to the same extent and effect as if fully set forth therein. The provisions of this Agreement, including, without limitation, provisions relating to maintenance of insurance, are in addition to, and not a limitation upon, the requirements of any other Loan Document, any guaranty or any subordination agreement.

         10.14. Time of Essence. Time is of the essence under the Loan
Documents.

         10.15. No Joint Venture. Notwithstanding anything to the contrary herein contained or implied, the Lender, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower, and Borrower hereby indemnifies and agrees to defend and hold the Lender harmless, including the payment of reasonable attorneys' fees, from any Loss resulting from any judicial construction of the parties' relationship as such.

         10.16. Severability. In the event any provision of this Agreement or any of the Loan Documents shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect the validity, enforceability or legality of the remaining provisions hereof or thereof, all of which shall continue unaffected and unimpaired thereby.

         10.17. Waiver of Setoff. Borrower agrees that it will not exercise any right of setoff on the Note or assert any claim for reduction or credit against the Note except when actual payment has been made.

         10.18. Gender. As used herein, the masculine gender shall be deemed to include the feminine and the neuter and the singular number shall also include the plural.

         10.19. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of a Default, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender or any affiliate of the Lender (including, without limitation, by branches and agencies of the Lender or any affiliate of the Lender wherever located) to or for the credit or the account of Borrower against and on account of the Obligations and liabilities of Borrower to the Lender under this Agreement or under any of the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan, irrespective of whether or not the Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         10.20. Lender Not in Control. None of the covenants or other provisions contained in the Loan Documents shall, or shall be deemed to, give the Lender the rights or power to exercise control over the affairs and/or management of Borrower, the power of the Lender being limited to the right to exercise the remedies provided in the Loan Documents, provided, however, that if the Lender becomes the owner of any stock or other equity interest in any Person, whether through foreclosure or otherwise, the Lender shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by virtue of being the owner of such stock or other equity interest in such Person.

         10.21. Additional Amounts Payable. If any change or the enactment, adoption or judicial or administrative interpretation of any law, regulation, treaty, guideline or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) either (a) subjects the Lender or any applicable Lending Installation to any additional tax, duty, charge, deduction or withholding with respect to any of the Facilities (other than a tax measured by the net or gross income of the Lender), or (b) imposes or increases any reserve, special deposit or similar requirement on account of any of the Facilities not otherwise provided in this Agreement or (c) imposes increased minimum capital requirements on the Lender or any applicable Lending Installation on account of its issuing or maintaining any of the Facilities; and if any of the foregoing (i) results in an increase to the Lender or the applicable Lending Installation in the cost of issuing or maintaining any of the Facilities, or making any payment on account of any of the Facilities, (ii) reduces the amount of any payment receivable by the Lender or the applicable Lending Installation under this Agreement with respect to any of the Facilities,
(iii) requires the Lender or the applicable Lending Installation to make any payment calculated by reference to the gross amount of any sum received or paid by the Lender or the applicable Lending Installation pursuant to any of the Facilities, or (iv) reduces the rate of return on the Lender's or the applicable Lending Installation's capital to a level below that which the Lender or the applicable Lending Installation could otherwise have achieved (taking into consideration such party's policies with respect to Capital Adequacy), then Borrower shall pay to the Lender or the applicable Lending Installation, as additional compensation for the Facilities, such amounts as will compensate the Lender or the applicable Lending Installation for such increased cost, payment or reduction. Within twenty (20) days after (a) the initial demand therefor and
(b) presentation by the Lender of a certificate to Borrower containing a statement of the cause of such increased cost, payment or reduction and a calculation of the amount thereof (which statement and calculation shall be presumed prima facie to be correct), Borrower shall pay the additional amount payable measured from the date such change, enactment, adoption or interpretation first affects the Lender or the applicable Lending Installation.

         10.22. Application of Proceeds. Notwithstanding any contrary provision of any other Loan Document, after the occurrence of a Default and acceleration of the Obligations, including, without limitation, any proceeds of collateral and recoveries under the Guaranty, shall be applied by the Lender to payment of the Obligations in the following order:

         (a) First, to payment of all reasonable costs and reasonable expenses of the Lender incurred in connection with the preservation, collection and enforcement of the Obligations;

         (b) Second, to the payment of that portion of the Obligations constituting accrued and unpaid interest and fees;

         (c) Third, to the payment of the principal amount of the Obligations;

         (d) Fourth, to the payment of any other Obligations not referred to above to the Lender as may be properly payable; and

         (e) Fifth, the balance, if any, after all the Obligations have been satisfied, shall be returned to the Borrower.

         10.23. Relationship of Parties; Mutual Release of Consequential Damages. The relationship between Borrower and the Lender shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to Borrower. The Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations. Neither the Lender nor Borrower shall have any liability with respect to, and Borrower and the Lender hereby waives, releases and agrees not to sue for, any special or consequential damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         10.24. Waiver of Jury Trial. THE LENDER AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NEITHER THE LENDER NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER THE LENDER OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY THE LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO PROVIDE THE FINANCING GOVERNED BY THIS AGREEMENT.



                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                               SIGNATURE PAGE OF
                           CHROMCRAFT REVINGTON, INC.
                              TO CREDIT AGREEMENT









                                        "BORROWER"
                                        CHROMCRAFT REVINGTON, INC.
                                        By
                                           ------------------------------------
                                        Frank T. Kane, Vice President - Finance





Address:
1100 North Washington Street
P.O. Box 238
Delphi, Indiana 46923-0238
Facsimile: 317-564-6673
Attention: Chief Financial Officer

                               SIGNATURE PAGE OF
                             WELLS FARGO BANK, N.A.
                              TO CREDIT AGREEMENT










                                  "LENDER"
                                  WELLS FARGO BANK, .N.A.
                                  By:
                                      ------------------------------------
                                      K. Alexander Curry, Senior Vice President





Address:
Indiana Regional Commercial Banking
300 North Meridian Street
Suite 1600
Indianapolis, Indiana 46204
Facsimile: 317-977-1118
Attention: K. Alexander Curry,
Senior Vice President